(EXHIBIT 15)

The Board of Directors and Shareholders of

The McGraw-Hill Companies, Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-8 and related prospectus pertaining to the registration of 9,500,000 shares of common stock under The McGraw-Hill Companies, Inc. Amended and Restated 2002 Stock Incentive Plan of our report dated April 27, 2004 relating to the unaudited consolidated interim financial statements of The McGraw-Hill Companies, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2004.

ERNST & YOUNG LLP

New York, New York

June 30, 2004